Exhibit 99.7




September 24,1998



Jeffrey A. Pakrosnis
9651 Kelly Drive
Loveland, OH 45140



Dear Jeff,

     In an effort to make the employment contracts consistent among the corporate executive officers of United Shields
Corporation, this letter will confirm our agreement to amend your Employment Agreement dated July 2, 1998 to increase the term of the Employment Agreement to five (5) years.

Sincerely,


/s/ T.J. Tully
    T.J. Tully
    Chairman & CEO


Agreed:


/s/ Jeffrey A. Pakrosnis
    Jeffrey A. Pakrosnis